Exhibit 10.1

UNITED STATES CELLULAR CORPORATION

2012 EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

Effective January 1, 2012

I.          PURPOSE

➢  To provide incentive for the officers of U.S. Cellular to extend their best efforts towards achieving superior results in relation to key business measures;

➢  To reward U.S. Cellular executive officers in relation to their success in meeting and exceeding performance targets; and

➢  To help U.S. Cellular attract and retain talented executives in positions of critical importance to the success of the company.

II.         ELIGIBLE PARTICIPANTS AND TARGETS

Executive Vice Presidents are eligible to participate in this Plan.  Each participant’s target incentive is expressed as a percentage of his/her base salary (which percentage shall be approved by the Chairman).

III.        BONUS POOL

The officer bonus plans of U.S. Cellular are discretionary in nature, and are based in part, on company performance, individual performance, and individual bonus targets, which contribute to the formation and size of an aggregate bonus pool for all U.S. Cellular officers.

This officer bonus pool is determined by taking each officer’s target annual bonus payout (calculated as a percentage of the officer’s base salary) multiplied by the company / regional performance percentage attainment number achieved under the applicable officers bonus plan.  The President and CEO will consider the performance factors (See Performance Measures in Section IV below) and any other information he/she deems relevant in determining the amount available under the bonus pool.  This pool and payouts are not vested until the bonus payout date.  To the extent and only to the extent that any bonus is paid for a performance year, such bonus shall be deemed to have been earned on December 31 of that performance year.  (See Attachment I - Administrative Guidelines).

The President and CEO determines the actual payout that each officer will receive and is not bound to adhere to any guideline.  However, the sum of all participants’ actual awards cannot deviate from the officer bonus pool by + /-18% for the plan year.    The Chairman must approve all officer bonuses prior to payout.

IV.        PERFORMANCE MEASURES

The following performance measures, using weights and definitions as approved by the Chairman, will be considered in evaluating the achievements of the officer team for the purposes of this Plan.   Payouts based on each of these measures will be evaluated using the 2012 Executive Officer Annual Incentive Plan Matrices approved by the Chairman.

Performance Measures
Financial Measures
Growth Factors
* Customer Addition Equivalents
* Customer Defections
* Consolidated Service Revenues
Profit Factors
* Consolidated Cash Flow
* Cash Cost Per Average Customer Equivalent
Company Performance
* Chairman Assessment of Overall Company Performance

V.         MISCELLANEOUS PROVISIONS

Management reserves the right to amend or discontinue the Plan at any time, with or without notice.

There are no oral or written agreements or understandings between U.S. Cellular and the participants affecting or relating to this Plan not referenced herein.  If the participant fails to adhere to the ethical and legal standards as referenced by U.S. Cellular policy, U.S. Cellular shall have the right to revoke this Plan, reduce or eliminate compensation as it applies to the violator, or any other remedy as provided by corporate policy or law.

Any compensation earned or paid pursuant to this Plan is subject to forfeiture, recovery by U.S. Cellular or other action pursuant to any clawback or recoupment policy which U.S. Cellular may adopt from time to time, including without limitation any such policy which U.S. Cellular may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations there under, or as otherwise required by law.

This program shall not be construed as an employment contract or as a promise of continuing employment between U.S. Cellular and the associate.  Employment with U.S. Cellular is terminable at will, i.e., either the participant or U.S. Cellular may terminate the relationship at any time, with or without cause.

    Mary N. Dillon                                                                                               May 30, 2012

President and CEO                                                                                                Date

    LeRoy T. Carlson, Jr                                                                                     May 24, 2012

Chairman                                                                                                               Date

Attachment I

Administrative Guidelines

PLAN YEAR EFFECTIVE DATES:

January 1, 2012 – December 31, 2012

GENERAL ADMINISTRATION:

The target annual bonus payout for an associate will be based on the associate’s base salary as of December 31, 2012.

VESTING

The bonus does not vest and no bonus shall be paid unless the associate remains employed through the actual bonus payout date. Special rules apply to those associates who retire or die before the actual bonus payout date (see below).

To the extent and only to the extent that any bonus is paid for the plan year, such bonus shall be deemed to have been earned on December 31, 2012.

INDIVIDUAL PERFORMANCE

Any associate who receives a 2012 annual individual performance rating of ‘Partially Meets Expectations (PM),’ or ‘Fails to Meet Expectations (FM),’ is not eligible for a payout.

SEPARATION PRIOR TO PAYOUT VESTING DATE

Not eligible for a payout unless separation is because of retirement or death (see below), or unless approved by the Executive Vice President and Chief Human Resources Officer.

RETIREMENT / DEATH

Prior to Payout Vesting Date

Payout based on a proration for time worked during the plan year, individual performance, and the plan attainment percentage.

LOA (FMLA)

During Plan Year:

LOA (Non-FMLA) During Plan Year:

Eligible for payout based on individual performance, and the plan attainment percentage. No prorations.

Eligible for payout based on proration for time worked during the plan year, individual performance and the plan attainment percentage.

MILITARY LEAVE

During Plan Year:	Eligible for payout based on individual performance, and the plan attainment percentage. No prorations.

TRANSFERS/PROMOTIONS DURING PLAN YEAR

Within/ Between Annual Plans: Between an Annual Plan and a Quarterly or Monthly Plan:

If an associate is promoted / transferred within or between annual incentive plan(s), no prorations will be made in determining the bonus pool. The pool allocation will be based on the associate’s plan as of 12/31/12. The actual bonus payout will be approved by the President and CEO and Chairman. It will be based on plan attainment as well as individual performance.

Prorated payouts from both positions/plans will be determined following the end of the plan year. The following factors will be considered in the determination of the payout: both plans’ attainment percentages, individual performance in each job/plan, the last base salary from each position occupied during the plan year (if applicable), target incentive assigned for each position’s pay grade, and percentage of time worked in each position/plan during the plan year.

NEW HIRES DURING THE PLAN YEAR

Associates hired during the plan year will be eligible to participate in the Plan on a prorated (percentage of time worked in the year) basis.

The associate must have a start date on or before 11/30/12 in order to be eligible to receive a prorated payout. Any associate hired between 12/01/12 and 12/31/12 will not receive a payout from the Plan.

TRANSFERS TO/ FROM TDS DURING THE PLAN YEAR	If an associate transfers to/from another TDS business unit, he/she will receive a prorated payout based on the factors listed above.

BONUS PAYOUT DATE

Bonuses are to be paid during the period commencing on January 1, 2013 and ending on March 15, 2013. Historically bonuses have been paid in March on or before March 15th of the year following the end of the plan year (12/31). Notwithstanding the foregoing, in the event that payment by March 15, 2013 is administratively impracticable and such impracticability was unforeseeable (in each case, such that the payment continues to qualify as a “short-term deferral” within the meaning of section 409A of the Internal Revenue Code), payment will be made as soon as administratively practicable after March 15, 2013, but in no event later than December 31, 2013. Payment will be in the form of a lump sum.